Exhibit 10.2

HYPERFINE, INC.

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made and entered into as of September 30th, 2023 (“Effective Date”) by and among Hyperfine, Inc. (“Hyperfine” or “Company”), a Delaware corporation located at 351 New Whitfield Street, Guilford, CT 06437, and Dr. Khan Siddiqui (“Consultant”), having a notice address as described below.

WHEREAS, Consultant represents Consultant has the necessary qualifications, experience, expertise, and abilities to provide consulting services required by the Company and desires to be engaged in the capacity of independent contractor in accordance with the terms and conditions set forth in this Agreement; and

WHEREAS, Consultant was Chief Medical Officer & Chief Strategy Officer for Company, and is transitioning from a part-time employee to serving as a consultant of the Company, and the Consultant and the Company are entering into a Separation Agreement, dated on or about the date hereof, with respect to such transition (the “Separation Agreement”);

NOW THEREFORE, in consideration of the matters described above and of the mutual benefits and obligations set forth in this Agreement, the receipt and sufficiency of which is hereby acknowledged, Hyperfine and the Consultant agree as follows:

1.
Services. Consultant will be responsible for assisting the Company and be available to perform such consulting services requested by the Company throughout the Consulting Period (defined below), on an as-needed basis (the “Services”), including, without limitation, to assist in the transfer of knowledge and to serve in a clinical and medical affairs advisory capacity. The Consultant will not be required to report to the Company’s offices during the Consulting Period and there should be no travel on behalf of the Company unless specifically requested by the Company. The Relationship Manager for Consultant is Maria Sainz and any work should be directly conducted and coordinated with Relationship Manager or as designated by the Relationship Manager.

2.
Consulting Fee, Equity. In consideration of the Services performed by Consultant, Company agrees to pay Consultant an hourly fee of $300, prorated for any partial hour to the closest ¼ of an hour. Consultant shall invoice Company by the 5th day of each month for the proceeding month’s services. The Company will pay the invoice within fifteen business days after receipt of the Consultant’s invoice. Additionally, Consultant shall enjoy continued vesting of the Equity Awards (as defined below) in accordance with, and subject to the terms and conditions of, the Company’s 2021 Equity Incentive Plan (the “Plan”) and the Consultant’s stock option and restricted stock unit agreements thereunder (each, an “Equity

Award”). The vesting of the Consultant’s Equity Awards shall not be altered, accelerated, or modified in any way by this Agreement, and shall be governed exclusively by the Plan and the applicable stock option and restricted stock unit agreements.

3.
Warranties of Consultant. Consultant warrants that (a) Consultant has the right to enter into this Agreement, to grant the rights granted herein and to perform fully all of Consultant’s obligations in this Agreement; (b) Consultant has the required skill, experience and qualifications to perform the Services, Consultant shall perform the Services in a professional and workmanlike manner in accordance with generally recognized industry standards for similar services and Consultant shall devote sufficient resources to ensure that the Services are performed in a timely and reliable manner; (c) the Services performed hereunder will be performed in accordance with any statutes, regulations, ordinances or contracts applicable to the Services covered hereunder; (d) Consultant’s entering into this Agreement with the Company and Consultant’s performance of the Services do not and will not conflict with or result in any breach or default under any other agreement to which Consultant is subject; (e) no deliverable shall contain any material owned by any third party, except as disclosed to Hyperfine in writing prior to Consultant’s incorporating such material into any deliverable, and that as to any such material, Consultant shall have all rights necessary to provide to Hyperfine the full, unrestricted benefits to such material as incorporated into the deliverable, including without limitation the right to use, market, distribute and copy, and to provide such rights to others; and (f) any Work Product (as defined below) shall not infringe any third party patent, copyright, trademark or misappropriate any third party trade secret or other intellectual property right.

4.
Term. The term of this Agreement will begin on September 30, 2023, and will remain in full force and effect until terminated in accordance with Section 5 (the “Consulting Period” or “Term”).

5.
Termination. Hyperfine may terminate this Agreement at any time, with or without cause, upon ten (10) calendar days written notice to Consultant. Upon termination of this Agreement, Hyperfine shall pay Consultant all unpaid amounts due for Services, if any, completed prior to termination. Any remedies for breach of this Agreement shall survive any termination. Upon termination of this Agreement for any reason, or at any other time upon Hyperfine’s written request, Consultant shall within 5 business days after such termination: (a) deliver to Hyperfine all deliverables (whether complete or incomplete) and all hardware, software, tools, equipment or other materials provided for Consultant’s use by Hyperfine; (b) deliver to Hyperfine all tangible documents and materials (and any copies) containing, reflecting, incorporating or based on the Confidential Information (defined below), including the return of any company issued electronics (laptop computer); (c) permanently erase all of the Confidential Information from Consultant’s personal electronic devices (cell phones, tablets, computer systems, etc.); and (d) certify in writing to Hyperfine that Consultant has complied with the requirements of this Section.

6.
Relationship of the Parties. Notwithstanding any provision hereof, for all purposes of this Agreement each party shall be and act as an independent contractor and not as partner, joint venturer, or agent of the other and shall not bind nor attempt to bind the other to any contract. Consultant is solely responsible for all taxes, withholdings, and other statutory or contractual obligations of any sort, including, but not limited to, Workers’ Compensation Insurance; and Consultant agrees to defend, indemnify, and hold Hyperfine harmless from any and all claims, damages, liability, attorneys’ fees and expenses on account of an alleged failure by Consultant to satisfy any such obligations. Consultant will not be considered an employee for purposes of any Hyperfine employment policy or any employment benefit plan or any equity incentive plan except as provided in Section 2, and Consultant will not be entitled to any benefits under any such policy or benefit plan.

7.
Indemnification. Consultant shall defend, indemnify and hold harmless Hyperfine and its affiliates and their officers, directors, employees, agents, successors and assigns from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind (including reasonable attorneys’ fees) arising out of or resulting from (a) bodily injury, death of any person or damage to real or tangible, personal property resulting from Consultant’s acts or omissions; (b) Consultant’s breach of any representation, warranty or obligation under this Agreement; and (c) payment of any income, self-employment or other taxes due in connection with the fees payable to Consultant under this Agreement and all penalties and interest arising in connection with Consultant’s federal, state and local tax liability.

8.
Assignment. This Agreement and the Services contemplated hereunder are personal to Consultant and Consultant shall not have the right or ability to assign, transfer, or subcontract any obligations under this Agreement without the prior written consent of Hyperfine. Any attempt to do so shall be void.

9.
Notice. All notices under this Agreement shall be in writing, and shall be either a) deemed given when personally delivered, or three days after being sent by prepaid certified or registered U.S. mail to the address of the party to be noticed as set forth in the signature block or such other address as such party last provided to the other by written notice or b) transmitted by email and acknowledged by the other party (Relationship Manager or Consultant only) by email.

10.
Non-Solicitation. Each party agrees that during the Term of this and for a period of 12 months following the termination of this Agreement, neither party shall make any solicitation to employ the other party’s personnel without written consent of the other party. For the purposes of this Section, a general advertisement or notice of a job listing or opening or other similar general publication of a job search or availability to fill employment positions, including on the internet, shall not be construed as a solicitation or inducement, and the hiring of any such employees or independent contractor who freely responds thereto shall not be a breach of this Section 10.

If the period of time or the area specified in this Section shall be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such number of months, or the area shall be reduced by the elimination of such portion thereof, or both shall be reduced, so that such restrictions may be enforced in such area and for such time as is adjudged to be reasonable. If Consultant violates any of the restrictions contained in this Section, the restrictive period for Consultant shall not run in favor of Consultant from the time of the commencement of any such violation until such time as such violation shall be cured.

11.
Rights in Work Product. All documentation, algorithms, program code, any inventions (whether or not patented) and ideas, written material or other property, tangible, or intangible, arising out of or resulting from Consultant’s performance of this Agreement and all proprietary rights thereto, including copyright rights therein, (the “Work Product”) shall belong to Hyperfine immediately upon creation. Consultant agrees that all Work Product shall be deemed a “work made for hire” as defined under the copyright laws of the United States, and as applied by analogy to all forms of Work Product, and that Hyperfine shall be deemed the author thereof for copyright purposes and/or assignee for all other purposes (including worldwide patent rights); provided, however, that if any deliverable is at any time determined to not be a work made for hire, this Agreement shall be deemed an irrevocable assignment of the intellectual property rights to the entire Work Product. Consultant shall at the request of Hyperfine execute all documents as are required to vest such ownership in Hyperfine. Consultant irrevocably appoints Hyperfine as Consultant's attorney-in-fact to execute all such documents as are required by this Section. Consultant shall treat all Work Product as Confidential Information of Hyperfine.

12.
Confidential Information. Any specifications, drawings, sketches, models, samples, data, computer programs or documentation, algorithms, program code, customer information or other technical or business information whether written, oral, or electronic format, (hereinafter referred to as “Confidential Information”) furnished or disclosed to Consultant hereunder shall be deemed the property of the Company. Any material provided by the Company in tangible form, shall be returned to Hyperfine on demand. Unless such Confidential Information was: a) previously known to Consultant free of any obligation to keep it confidential as Consultant is able to demonstrate through written evidence; or b) is subsequently made public by Hyperfine; or c) is disclosed to Consultant by a third party having no obligation of its own to hold such information as Confidential, Confidential Information shall be held in confidence by Consultant, and shall be used only for the purposes of performing the Services hereunder. If Consultant is requested or becomes legally compelled to disclose Confidential Information, Consultant will provide Hyperfine with prompt notice so that Hyperfine may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement, and Consultant shall cooperate with Hyperfine in any reasonable effort undertaken to obtain a protective order or other remedy. In the event that such protective order or other remedy is not obtained, Consultant will furnish only that portion of the Confidential Information which Consultant believes in good faith Consultant is legally required to furnish and will exercise Consultants reasonable best efforts to obtain reliable assurances that confidential treatment will be accorded any such Confidential Information so disclosed.

13.
No Conflicts. Consultant hereby represents and warrants that Consultant has no commitments or obligations inconsistent with this Agreement. During the period which Consultant’s services are engaged by Hyperfine, Consultant will not enter into any Agreement (oral or written) which may be in conflict with this Agreement.

14.
Return of Property. Upon Hyperfine’s request, Consultant shall, within five (5) business days of the Agreement termination date and regardless of the reason for the termination, return to Hyperfine all of Hyperfine’s property in Consultant’s possession or under Consultant’s control, including, but not limited to, computer hardware, software, and Confidential Information (regardless of how it is maintained) and any copies thereof.

15.
Non-Disparagement. Consultant agrees that at any and all times Consultant will not make, publish or disseminate any statement, whether oral or written, or instigate, assist with or participate in the making, publication or dissemination of any statement (including by reaching out to or contacting any member of the media), which would libel, slander or disparage (whether or not such disparagement legally constitutes libel or slander) Hyperfine or its affairs or operations, or the reputations of any of its past or present officers, directors, managers, members, partners, shareholders, agents, attorneys, representatives and employees in their capacity as such. Consultant agrees to abide by the Hyperfine Social Media policy, as may be updated from time to time.

Nothing in this Agreement shall prohibit or impede Consultant from communicating, cooperating or filing a complaint with any U.S. or foreign federal, state or local governmental or law enforcement branch, agency, entity, commission or other governmental authority or instrumentality of competent jurisdiction (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. or foreign federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided, that in each case such communications and disclosures are consistent with applicable law. Executive does not need the prior authorization of (or to give notice to) the Company regarding any such communication or disclosure.

16.
Compliance. Federal law prohibits the payment of Medicare, Medicaid or any other federal health care program for any item or service furnished by a person or entity excluded from participation in these federal programs. Consultant represents that neither Consultant nor any of Consultant employees, subcontractors or agents are: (a) excluded from participation in the Medicare, Medicaid and/or any state health care program; (b) listed on any General Services Administration list of parties excluded from federal procurement and non-procurement programs; (c) sanctioned by the United States Department of Health and

Human Services, Centers for Medicare and Medicaid Services, Office of Inspector General, or any other federal agency; or (d) under a corporate integrity agreement with the United States Department of Health and Human Services, Office of Inspector General, or any other federal agency.

Consultant and any employee, subcontractor or agent of Consultant performing Services for or on behalf of Hyperfine agree to undergo any required training provided by Hyperfine regarding the safeguarding of personal health information and in accordance with all applicable laws. This requirement may include the administration of the Center for Medicare and Medicaid Services' Fraud, Waste and Abuse training to Consultant and each employee, subcontractor or agent of Consultant which will be performed upon hire and annually thereafter if applicable.

17.
Miscellaneous. Any breach of Section 10 or 12 will cause irreparable harm to Hyperfine for which damages would not be an adequate remedy, and, therefore, Hyperfine will be entitled to injunctive relief with respect thereto in addition to any other remedies. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. No changes or modifications or waivers to this Agreement will be effective unless in writing and signed by both parties. In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. Consultant shall not assign any rights, or delegate or subcontract any obligations, under this Agreement without Hyperfine’s prior written consent. Any assignment in violation of the foregoing shall be deemed null and void. Hyperfine may freely assign its rights and obligations under this Agreement at any time. Subject to the limits on assignment stated above, this Agreement will inure to the benefit of, be binding on, and be enforceable against, each of the parties hereto and their respective successors and assigns. Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut without regard to the conflicts of laws provisions thereof. This Agreement, together with the Separation Agreement, constitutes the entire agreement of the parties hereto, and all previous communications between the parties, whether written or oral with reference to the subject matter of this Agreement, are hereby canceled and superseded. Sections 3, 6, 7, 8, 9, 11, 12, 13, 14, 15, 16 and 17 shall survive the termination of this Agreement for any reason. Headings herein are for convenience of reference only and shall in no way affect interpretation of the Agreement. This Agreement may be executed in two counterparts and/or by facsimile, electronic or scanned signatures, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Consultant shall not advertise, market or otherwise make known to others any information relating to the services performed under this Agreement, including mentioning or implying the name of Hyperfine, or any of its personnel, without prior written consent of Hyperfine.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the last date written below.

Hyperfine, Inc.		Khan Siddiqui
Sign:	/s/ Maria Sainz	Sign:	/s/ Khan Siddiqui
Print:	Maria Sainz	Print:	Khan Siddiqui
Title:	President and CEO	Title:	Consultant
Date:	September 30, 2023	Date:	September 30, 2023

Notice Address:		Notice Address:
	351 New Whitfield Street		Attn: Khan Siddiqui
	Guilford, CT 06437		Address:
Attn: Legal Department
	Email:		Email:
Phone: